Exhibit 99.6
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of James E. Perry
Senior Vice President and Chief Financial Officer
August 1, 2013

Thank you, Steve and good morning everyone.

Yesterday, we reported strong second quarter results with growth in earnings per share of 26% over last year, resulting in the most profitable second quarter in Trinity's history. Our second quarter results exceeded the quarterly earnings guidance that we provided in May. All of our business groups performed somewhat better than we anticipated, led by the Rail Group which had higher deliveries due to better than planned efficiencies. In addition, we had a lower effective tax rate during the quarter due to benefits resulting from domestic production activities and the tax treatment of the Company's non-controlling interests.

During the second quarter, we purchased 1.3 million shares of our common stock in the open market for a total of $49.9 million. Our current share repurchase program now has $150 million of remaining authorization through the end of 2014. Additionally, as previously announced in May, we increased the dividend by 18% effective with the July payment made yesterday.

Subsequent to quarter end, and scheduled to close later today, we are pleased to announce that RIV 2013, our railcar leasing investment portfolio formed in the second quarter, purchased an additional portfolio of railcars from Trinity Industries Leasing Company valued at $246 million. This brings total RIV 2013 railcar purchases to approximately $700 million since the formation of the joint venture in May. The purchases were financed with the issuance of $183 million of long-term, asset-backed debt with a coupon rate of 3.9% and equity of $74 million, 69% of which was funded by our joint venture partners. Approximately $83 million of equity commitments are remaining to complete the $1 billion railcar portfolio. Today's transaction is expected to increase Trinity's cash on a net basis by approximately $210 million.

I will now turn to our current outlook for 2013.

For 2013, we have raised our expectations for earnings per share for the full year to between $4.20 and $4.40 including the effect of discontinued operations, which had a small impact on our results in the second quarter but is not anticipated to further impact results for the remainder of the year. At this time, we are not providing quarterly earnings guidance. We have raised our railcar delivery guidance for the year in anticipation of an increase to our production levels during the third and fourth quarters. The increase in production and the impact of profit eliminations on railcars delivered into our lease fleet make it difficult to forecast the precise timing of certain deliveries and the impact those deliveries will have on our earnings.

In the Rail Group, we are increasing our 2013 revenue guidance to between $2.7 billion and $2.9 billion based on the increased delivery guidance of between 23,000 and 24,500 railcars. This guidance reflects a step up in deliveries in the third quarter and comparable deliveries in the fourth quarter. We expect a full-year operating margin of between 16% and 17.5% for the Rail Group. This Group continues to post solid margins and maintains an order backlog of $5.1 billion of railcars for future deliveries.

In the Inland Barge Group, we expect full-year revenues of between $550 million and $570 million in 2013, slightly lower than our previous guidance due to weak demand for hopper barges. We continue to see strong fundamentals in the tank barge market and maintain our operating margin guidance of between 14% and 16% for the year.

In the Energy Equipment Group, we are increasing our 2013 revenue guidance to between $620 million and $640 million based on an improvement in demand for structural wind towers and for our storage containers that serve the oil, gas and chemicals markets. We are tightening the range of operating margin for the year to between 8.5% and 10%, given the visibility that we currently have.

In the Construction Products Group, we expect full-year revenues of between $520 million and $540 million in 2013 and are guiding to a tighter operating margin of between 9.5% and 10.5% primarily due to softness in the highway products business. As a reminder, seasonality is a factor in this business segment's results and the second and third quarters typically represent the high points of the year for the construction season.

In the Railcar Leasing and Management Services Group, we are increasing our 2013 revenue and operating profit guidance to between $580 million and $600 million and between $260 million and $280 million, respectively, due to higher rates on our lease renewals for railcars. This guidance excludes any revenue and profit from sales of railcars from the lease fleet. We now anticipate slightly lower revenue and deferred profit eliminations from new railcar additions to the lease fleet. We are expecting between $775 million and $825 million of revenue eliminations and between $130 million and $150 million of operating profit eliminations due to the addition of new railcars to the lease fleet.

As a reminder, the operating results for our railcar leasing joint ventures, TRIP and RIV 2013, are fully consolidated within the Railcar Leasing and Management Services Group. The earnings related to the equity not held by Trinity are deducted from Trinity's Net Income through the non-controlling interest line at the bottom of the income statement. We expect between $12 million and $16 million of earnings to be deducted in 2013. Due to TRIP and RIV 2013's partnership tax status, it is important to note that taxes are not applied to the amount of non-controlling earnings deducted. The recent TRIP and RIV 2013 transactions were incorporated in our previous guidance; however, the amount of earnings deducted in our current guidance is now slightly higher due to increased forecasted income from these portfolios.

During the first half of the year, we recorded operating profit of $11.5 million from lease fleet railcar sales. Our annual guidance does not include any operating profit from railcar sales from the lease fleet during the second half of the year. We will continue to be an active participant in the secondary market and will evaluate opportunities to conduct external sales and fleet acquisitions as they arise.

During 2013, we now plan to make a net investment in new railcars for the lease fleet of approximately $585 million to $615 million. This guidance includes 100% of the investment in new railcars that will be sold to the RIV 2013 lease fleet and takes into account projected lower proceeds from lease fleet railcar sales to third parties.

Full-year manufacturing and corporate capital expenditures for 2013 are expected to be between $140 million and $170 million. We now expect Corporate expenses to be in the range of $70 million to $75 million for the year.

Primarily as a result of TRIP's conversion to and RIV 2013's election of partnership tax status, we now expect a tax rate of 35% to 36% during the remainder of the year.

Our guidance uses a full-year weighted average share count of 76.5 million shares for purposes of calculating fully diluted EPS. As a reminder, we are required to report EPS using the two class method of accounting, the result of which should be the reduction of EPS attributable to Trinity by approximately 15 cents per share for the full year 2013, compared to calculating Trinity's EPS directly from the face of the income statement. This is included in our EPS guidance.

Our results during 2013 will be influenced by multiple factors, including: the amount of operating leverage and efficiencies that our manufacturing businesses can achieve; the level of sales and profitability of railcars; the amount of profit eliminations due to railcar additions to the Leasing Group; and the impact of weather conditions on our businesses.

Our full-year guidance reflects earnings per share growth of 32% to 38% compared to 2012 and would result in record annual earnings for Trinity. This is a remarkable accomplishment since certain areas of our Company have yet to experience the benefits of a pickup in the broader economy. We continue to see positive momentum, and our employees are focused on setting the bar higher.

We continue to seek investment opportunities - both organically and externally - that will add value to our diversified industrial portfolio. As we consider external opportunities, we are focused on those that enhance our competencies, complement our product offering, and expand our reach in the markets that we are pursuing. Our acquisition strategy includes a number of criteria, the most important of which is increasing shareholder value. We plan to allocate our capital accordingly. We are very deliberate in our search, and finding opportunities that meet our criteria requires patience.

The formation of RIV 2013 in May achieved specific objectives for the company - to attract and partner with long-term equity investors, and to increase the amount of capital available to grow the lease fleet and our diversified industrial portfolio of businesses. We see opportunities to replicate this transaction in the future. With our strong liquidity position of more than $1.3 billion, including the cash we expect to receive from RIV 2013 later today, and proven access to the capital markets, most recently enhanced as a result of Standard & Poor's upgrade of the Company to investment grade, we are well positioned to move forward with the growth elements of our strategy.

Our operator will now prepare us for the question and answer session.

-- Q&A Session --